Exhibit 99.1

(1): On September 11, 2013, Jefferies Capital Partners IV L.P., a Delaware limited partnership (“Jefferies Capital Partners IV”), sold 448,289 shares of common stock, par value $0.01 per share, of Fiesta Restaurant Group, Inc., a Delaware corporation (the “Company”) (“Common Stock”), and Jefferies Employee Partners IV LLC, a Delaware limited liability company (“Jefferies Employee Partners”), sold 233,894 shares of Common Stock, in each case, through a block trade at a price per share of $35.54. After giving effect to these sales, Jefferies Capital Partners IV and Jefferies Employee Partners no longer hold any Common Stock of the Company.

(2): Brian P. Friedman (“Mr. Friedman”) is a managing member of Jefferies Capital Partners LLC, a Delaware limited liability company (“Manager”), which serves as the manager of each of Jefferies Capital Partners IV and Jefferies Employee Partners and the managing member of JCP IV LLC, the entity that serves as the general partner of Jefferies Capital Partners IV and the managing member of Jefferies Employee Partners and, in such capacities, may be deemed to beneficially own the shares of Common Stock beneficially owned and sold by Jefferies Capital Partners IV and Jefferies Employee Partners. In addition, Mr. Friedman is the general partner of 2055 Partners L.P. (“2055 Partners”) and, in such capacity, may be deemed to beneficially own the 28,668 shares of Common Stock beneficially owned by 2055 Partners. Accordingly, after giving effect to the sales of Common Stock by Jefferies Capital Partners IV and Jefferies Employee Partners described above, Mr. Friedman may be deemed to beneficially own 56,370 shares of Common Stock, of which 27,702 shares of Common Stock is owned directly and 28,668 shares of Common Stock is deemed to be owned indirectly through 2055 Partners. Mr. Friedman disclaims beneficial ownership of the shares of Common Stock beneficially owned and sold by Jefferies Capital Partners IV and Jefferies Employee Partners except to the extent of his pecuniary interest therein.